PRESS RELEASE

For:                                                                        THE MACERICH COMPANY

Press Contact:                                   Arthur Coppola, President and Chief Executive Officer

                                                                                                 or

                                                            Thomas E. O’Hern, Executive Vice President and

                                                                       Chief Financial Officer

                                                                       (310) 394-6000

       MACERICH ANNOUNCES FIRST QUARTER RESULTS INCLUDING 10% FFO GROWTH

Santa Monica, CA (5/02/05) — The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended March 31, 2005 which included net income to common stockholders for the three months ended March 31, 2005 of $18.1 million, or $.30 per share-diluted compared to net income of $18.1 million or $.31 per share-diluted for the three months ended March 31, 2004.

Funds from operations (“FFO”) per share – diluted for the quarter ended March 31, 2005 increased 10% to $.99 compared to $.90 for the comparable period in 2004. A reconciliation of net income to FFO and net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial highlights section of this press release. The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”).

Recent highlights:

o	Total same center tenant sales for the quarter ended March 31, 2005 were up 5.8% compared to the first quarter of 2004 and comparable tenant sales were up 4.6% over the quarter ended March 31, 2004.

o	Portfolio occupancy remained high at 92.2% at March 31, 2005, up from 91.8% at March 31, 2004.

o	The Company closed on the $2.333 billion acquisition of the Wilmorite entities.

o	Same center EBITDA grew 3.4% compared to the quarter ended March 31, 2004.

o	The grand opening of the $275 million expansion of Queens Center took place in November. Occupancy of the expanded center was 96% at year end.

o	FFO per share - diluted for the quarter increased 10% to $ .99 compared to $ .90 for the quarter ended March 31, 2004.

o	During the first quarter, Macerich signed 187,000 square feet of specialty store leases at average initial rents of $35.77 per square foot.

Commenting on the results, Arthur Coppola, President and Chief Executive Officer of Macerich stated, “During the quarter we saw strong retail sales growth and continued high occupancy levels. We also enjoyed double digit FFO growth fueled by solid same center performance and the positive impact of recent acquisitions. Also during the quarter we acquired interests in Metrocenter and Kierland Commons further strengthening our presence in the rapidly growing Phoenix market.”

Development and Redevelopments

At Washington Square in suburban Portland, the Company is proceeding with an expansion project which consists of the addition of 80,000 square feet of shop space. The expansion is underway with substantial completion earmarked for the fourth quarter of 2005.

The 500 acre master planned San Tan Village development in suburban Phoenix is moving forward. The project will unfold during several phases of development which will be driven by market and retailers' needs. Upon full completion, San Tan Village will represent 3,000,000 square feet of retail space. Phase I, featuring a 29 acre full service power center, will open a Wal-Mart in 2005 followed by a Sam's Club later in the year. Phase II represents an additional 308,000 square feet of gross leaseable area consisting of primarily big box retailers and is projected to open September 2005. The regional shopping center component of San Tan Village sits on 120 acres representing 1.3 million square feet of gross leaseable area including Dillard's and Robinsons-May. The project has a projected fall 2007 opening for the majority of the center.

At Fresno Fashion Fair, a 92,600 square foot lifestyle center is being added. The ground breaking took place in March with a completion expected in the spring of 2006.

The development of Twenty Ninth Street Center in Boulder, Colorado continues. The center will be an 877,000 square foot mixed use project. Twenty Ninth Street is an open-air retail, entertainment, restaurant and office district. Macerich has reached agreement with anchors Century Theatres, Wild Oats Market and Home Depot. The planned completion is in the fall of 2006.

Acquisitions

Metrocenter- In January, Macerich joined a joint venture that acquired the Metrocenter mall, a 1.39-million-square-foot Phoenix center. Macerich will handle the day to day leasing and management of the center. Macerich owns a 15% interest in the joint venture, and now has a Phoenix portfolio which currently eight regional malls with nearly 11.6 million square feet of gross leaseable area. Metrocenter is currently anchored by Dillard's, JCPenney, Robinsons-May, Sears and a 10-screen Harkins Theater.

Kierland Commons- Also in January, Macerich formed a 50/50 joint venture to acquire a 49% interest in Kierland Commons in Phoenix. Macerich will manage and lease the property's retail components. Kierland Commons is a 38-acre "main street" development that includes 500,000 square feet of specialty retail, entertainment and restaurants, and office space. Offering more than 70 specialty retailers and restaurants, the center is now approximately 99%-occupied. Sales per square foot for stores open a year or more averaged approximately $550 in 2004. Prominent tenants include Crate & Barrel, Anthropologie, Orvis, Smith & Hawken, Cheesecake Factory, Ocean Club, Morton's, The Steakhouse, Tommy Bahama, Guess?, Lucky Brand Dungarees, Compound, Barnes & Noble, and Z Gallerie. The joint venture's investment in Kierland was $90 million, including the assumption of approximately $41 million of debt.

Ridgmar Mall - On April 8, 2005, Macerich acquired Ridgmar Mall in Fort Worth, Texas. The acquisition was done in a 50/50 joint venture with an affiliate of Walton Street Capital, LLC. The purchase price was $71.1 million. Concurrent with the closing, a $57.4 million loan bearing interest at a fixed rate of 6.0725% was placed on the property. Ridgmar Mall is a 1.3 million square foot super-regional mall anchored by Dillard's, Foley's, JC Penney, Neiman Marcus and Sears. The mall includes 339,000 square feet of mall shop space and also includes a recently opened 13 screen, stadium style theater complex. Annual tenant sales per square foot are approximately $300, which is a 9% increase over the prior year.

The Wilmorite Portfolio- On April 25, the Company closed on its acquisition of Wilmorite Properties, Inc. and Wilmorite Holdings L.P. ("Wilmorite"). The total purchase price was approximately $2.333 billion, including the assumption of approximately $879 million of existing debt at an average interest rate of 6.43% and the issuance of convertible preferred units and common units totaling $240 million. The Wilmorite portfolio includes interests in 11 regional malls and two open-air community centers, with 13.4 million square feet of space located in Connecticut, New York, New Jersey, Kentucky and Virginia. Approximately 5 million square feet of gross leaseable area is located at three premier regional malls: Tysons Corner Center in McLean, Virginia, Freehold Raceway Mall in Freehold, New Jersey and Danbury Fair Mall in Danbury, Connecticut. The average tenant sales per square foot for these three centers is in excess of $539. The total portfolio average of mall store annual sales per square foot is $392.

Financing Activity:

Concurrent with the Wilmorite closing, the Company repriced its $250 million unsecured term loan. The interest rate on the loan was reduced from LIBOR plus 2.50% to LIBOR plus 1.50%.

The Company has committed to a refinancing of the mortgage on Lakewood Mall. The current mortgage of $127 million with interest at 7.1% will be replaced with a $250 million 10-year fixed rate loan bearing interest at 5.41%.

Earnings Guidance

Management is revising its previously issued guidance for 2005 EPS and FFO per share as follows:

Guidance for 2005 and reconciliation of EPS to FFO per share and to EBITDA per share:

Range per share:
Fully Diluted EPS	$1.23.....$1.33
Plus: Real Estate Depreciation and Amortization	$3.12.....$3.12
Less: impact of preferred shares (not dilutive to EPS)	($.08)....($.08)
Less: Gain on Sale of Assets	$ .03.....$ .03
Fully Diluted FFO per share	$4.30....$4.40
Plus: Interest Expense per share	$4.34....$4.34
Plus: impact of dividends on preferred OP units	$ .33.....$ .33
Plus: Non real estate depreciation, income taxes
and ground rent expense per share	$ .23.....$ .23
EBITDA per share	$9.20....$9.30
Less: management company expenses, REIT
General and administrative expenses and
EBITDA of non-comparable centers	($2.71)....($2.71)
Same center EBITDA per share	$6.49...$6.59

This range is based on many assumptions, including the following:

Management expects 2005 same center EBITDA to grow at a 2.5% to 3.0% rate compared to 2004 results. EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share.

Management has assumed short-term LIBOR interest rates will increase to 3.75% by year-end 2005. This is an increase of .75% over the prior assumption.

The guidance is based on management's current view of the current market conditions in the regional mall business. Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed or are under contract as of April 30, 2005. The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO. FFO does not include gains or losses on sales of depreciated operating assets

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.fulldisclosure.com. The call begins today, February 10 at 12:30 PM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 81% ownership interest in The Macerich Partnership, L.P. Macerich owns approximately 77 million square feet of gross leaseable area consisting primarily of interests in 76 regional malls. Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com

Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached table)

##

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
Results of Operations:	For the Three Months Ended March 31		For the Three Months Ended March 31		For the Three Months Ended March 31
	Unaudited				Unaudited
	2005	2004	2005	2004	2005	2004
Minimum Rents	$94,796	$75,947	($1,760)	($2,867)	$93,036	$73,080
Percentage Rents	2,805	2,427	(31)	(30)	2,774	2,397
Tenant Recoveries	46,193	41,322	(979)	(1,277)	45,214	40,045
Management Companies (c)	5,277	4,602	--	--	5,277	4,602
Other Income	5,146	4,054	(68)	(187)	5,078	3,867

Total Revenues	154,217	128,352	(2,838)	(4,361)	151,379	123,991

Shopping center and operating expenses	48,964	40,289	(1,176)	(1,439)	47,788	38,850
Management Companies' operating expenses (c)	10,538	7,149	--	--	10,538	7,149
Depreciation and amortization	37,653	34,301	(684)	(982)	36,969	33,319
General, administrative and other expenses	2,652	3,024	--	--	2,652	3,024
Interest expense	42,564	33,333	--	(74)	42,564	33,259
Loss on early extinguishment of debt	--	405	--	--	--	405
Gain (loss) on sale or writedown of assets	1,605	27	(297)	(27)	1,308	--
Pro rata income (loss) of unconsolidated entities (c)	11,246	14,850	--	--	11,246	14,850
Income (loss) of the Operating Partnership from
continuing operations	24,697	24,728	(1,275)	(1,893)	23,422	22,835

Discontinued Operations:
Gain (loss) on sale of asset	--	--	297	27	297	27
Income from discontinued operations	--	--	978	1,866	978	1,866
Income before minority interests	24,697	24,728	--	--	24,697	24,728
Income allocated to minority interests	4,199	4,400			4,199	4,400
Net income before preferred dividends	20,498	20,328	--	--	20,498	20,328
Dividends earned by preferred stockholders (a)	2,358	2,212			2,358	2,212
Net income to common stockholders	$18,140	$18,116	--	--	$18,140	$18,116

Average number of shares outstanding - basic	58,865	58,390			58,865	58,390

Average shares outstanding, assuming
full conversion of OP Units (d)	73,284	72,987			73,284	72,987

Average shares outstanding - diluted for FFO (d)	76,912	76,614			76,912	76,614

Per share income- diluted before discontinued operations	--	--			$0.28	$0.28

Net income per share-basic	$0.31	$0.31			$0.31	$0.31

Net income per share- diluted	$0.30	$0.31			$0.30	$0.31

Dividend declared per share	$0.65	$0.61			$0.65	$0.61

Funds from operations "FFO" (b) (d)- basic	73,596	66,471			73,596	66,471

Funds from operations "FFO" (a) (b) (d) - diluted	75,954	68,683			75,954	68,683

FFO per share- basic (b) (d)	$1.01	$0.92			$1.01	$0.92

FFO per share- diluted (a) (b) (d)	$0.99	$0.90			$0.99	$0.90

percentage change					10.16%

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)
On February 25, 1998, the Company sold $100,000 of convertible preferred stock and on June 16, 1998 another $150,000 of convertible preferred stock was issued. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are not assumed converted for purposes of net income per share for 2004 and 2005 as it would be antidilutive to those calculations. On September 9, 2003, 5.487 million shares of Series B convertible preferred stock were converted into common shares. The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)	The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three months ended March 31, 2005 and 2004 by $1.6 million and $1.4 million respectively, or by $.02 per share and $.02 per share, respectively. Additionally, the impact of SFAS No. 141 increased FFO for the three months ended March 31, 2005 and 2004 by $2.4 million and $1.9 million, respectively, or by $.03 per share and approximately $.025 per share, respectively.

(c)	This includes, using the equity method of accounting, the Company's prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented. Certain reclassifications have been made in the 2004 financial highlights to conform to the 2005 financial highlights presentation.

(d)	The Company has operating partnership units ("OP units"). Each OP unit can be converted into a share of Company stock. Conversion of the OP units has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding.

(e)	In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002. On December 17, 2004, the Company sold Westbar and the results for the three months ended March 31, 2004 have been reclassified to discontinued operations. The sale of Westbar resulted in a gain on sale of $6.8 million. On January 5, 2005, the Company sold Arizona Lifestyle Galleries and the results for the three months ended March 31, 2004 have been reclassified to discontinued operations. The sale of this property resulted in a gain on sale of $0.3 million. Additionally, the results of Crossroads Mall in Oklahoma for the three months ended March 31, 2005 and 2004 have been reclassified to discontinued operations as the Company has identified this asset for disposition.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Summarized Balance Sheet Information	March 31 2005	Dec 31 2004
	(UNAUDITED)
Cash and cash equivalents	$53,088	$72,114
Investment in real estate, net (h)	$3,589,374	$3,574,553
Investments in unconsolidated entities (i)	$674,492	$618,523
Total Assets	$4,661,984	$4,637,096
Mortgage and notes payable	$3,227,165	$3,230,120
Pro rata share of debt on unconsolidated entities	$1,202,402	$1,147,268
Additional financial data as of:	March 31 2005	March 31 2004
Occupancy of centers (f)	92.20%	91.80%

Comparable quarter change in same center sales (f)(g)	5.80%	7.90%

Additional financial data for the three months ended:
Acquisitions of property and equipment - including joint ventures prorata	$55,606	$36,277
Redevelopment and expansions of centers- including joint ventures prorata	$31,523	$52,897
Renovations of centers- including joint ventures at prorata	$7,509	$9,293
Tenant allowances- including joint ventures at prorata	$7,294	$2,419
Deferred leasing costs- including joint ventures at prorata	$4,404	$3,470
(f)	excludes redevelopment properties- 29th Street Center, Parklane Mall, Santa Monica Place

(g)	includes mall and freestanding stores.

(h)	includes construction in process on wholly owned assets of $97,609 at March 31, 2005 and $88,228 at December 31, 2004.

(i)	the Company's prorata share of construction in process on unconsolidated entities of $44,872 at March 31, 2005 and $32,047 at December 31, 2004.

PRORATA SHARE OF JOINT VENTURES	For the Three Months Ended March 31
	(UNAUDITED)
(Unaudited)	(All amounts in thousands)
	2005	2004
Revenues:
Minimum rents	$ 44,566	$ 40,061
Percentage rents	1,907	1,508
Tenant recoveries	19,160	17,889
Other	2,819	1,989

Total revenues	68,452	61,447

Expenses:
Shopping center expenses	23,178	20,700
Interest expense	16,821	14,956
Depreciation and amortization	17,495	12,358

Total operating expenses	57,494	48,014

Gain on sale or writedown of assets	288	1,417

Net income	$ 11,246	$ 14,850

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

RECONCILIATION OF NET INCOME TO FFO (b)(e)	For the Three Months Ended March 31
	(UNAUDITED)
	(All amounts in thousands)
	2005	2004
Net income - available to common stockholders	$ 18,140	$ 18,116
Adjustments to reconcile net income to FFO- basic
Minority interest	4,199	4,400
(Gain ) loss on sale of wholly owned assets	(1,605)	(27)
plus gain on land sales- consolidated assets	1,308	--
( Gain) loss on sale or write-down of assets from
unconsolidated entities (pro rata share)	(288)	(1,417)
plus gain on land sales- unconsolidated assets	288	1,417
Depreciation and amortization on consolidated assets	37,232	34,301
Depreciation and amortization on joint ventures (pro rata)	17,495	12,358
Less: depreciation on personal property and
amortization of loan costs and interest rate caps	(3,173)	(2,677)

Total FFO - basic	73,596	66,471
Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,358	2,212
FFO - diluted	$ 75,954	$ 68,683

	For the Three Months Ended March 31
	(UNAUDITED)
	(All amounts in thousands)
Reconciliation of EPS to FFO per diluted share:	2005	2004
Earnings per share	$0.30	$0.31
Per share impact of depreciation and amortization real estate	$0.71	$0.60
Per share impact of gain on sale of depreciated assets	$0.00)	$0.00
Per share impact of preferred stock not dilutive to EPS	($0.02)	($0.01)

Fully Diluted FFO per share	$0.99	$0.90

THE MACERICH COMPANY RECONCILIATION OF NET INCOME TO EBITDA	For the Three Months Ended March 31
	(UNAUDITED)
	(All amounts in thousands)
	2005	2004
Net income - available to common stockholders	$18,140	$18,116
Interest expense	42,447	33,333
Interest expense - unconsolidated entities (pro rata)	16,821	14,956
Depreciation and amortization - wholly-owned centers	37,232	34,301
Depreciation and amortization - unconsolidated entities (pro rata)	17,495	12,358
Minority interest	4,199	4,400
Loss on early extinguishment of debt	--	405
Loss (gain) on sale of assets - wholly-owned centers	(1,605)	(27)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	(288)	(1,417)
Preferred dividends	2,358	2,212

EBITDA (j)	$ 136,799	$ 118,637

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

THE MACERICH COMPANY
RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME ("NOI")

	For the Three Months Ended March 31
	(UNAUDITED)
	(All amounts in thousands)
	2005	2004
EBITDA (j)	$ 136,799	$ 118,637
Add: REIT general and administrative expenses	2,652	3,024
Management Companies' revenues (c)	(5,277)	(4,602)
Management Companies' operating expenses (c)	10,538	7,149
EBITDA of non-comparable centers	(29,082)	(12,394)

SAME CENTERS - Net operating income ("NOI") (k)	$ 115,630	$ 111,814

(j)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(k)	The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company's general and administrative expenses.